Exhibit 10.7

AMENDMENT TO AWARD AGREEMENT

This Amendment to Award Agreement ("Amendment") is dated as of May 29, 2014, between Medley LLC, a Delaware limited liability company (the "Company"), and Jeffrey Tonkel (the "Participant").

RECITALS

A.           Pursuant to that certain Class C Unit Award Agreement under the Amended and Restated Limited Liability Company Agreement of Medley LLC dated and effective as of December 14, 2012, effective as of January 7, 2013 (the “Award Agreement”), Company granted to Participant 485,054 of the Company's Class C Units (the “Existing Units”).

B.           Pursuant to that certain Class C Unit Award Agreement under the Limited Liability Company Agreement of Medley GP Holdings LLC effective as of January 7, 2013 (the “Holdings Award Agreement”), Medley GP Holdings LLC granted to Participant 485,054 of Medley GP Holdings LLC's Class C Units (the “Holdings Units”).

C.           Pursuant to that certain Exchange Agreement of even date herewith, Participant has transferred to Medley, and Medley has received from Holder, the Holdings Units in exchange for 10,585 additional Class C Units of Medley (together with the Initial Units, the “Existing Units”).

D.           Concurrently herewith, the Members of the Company are amending and restating the Amended and Restated Limited Liability Company Agreement of Medley LLC (the “LLC Agreement”). Any term capitalized but not defined in this Agreement will have the meaning set forth in the LLC Agreement.

E.           In connection with the amendment and restatement of the LLC Agreement, Participant is exchanging the Existing Units for 3,000,000 new Class B Units in accordance with the terms of the LLC Agreement and the Award Agreement, as amended by this Amendment.

NOW, THEREFORE, in consideration of the premises and agreements of the parties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Participant hereby agree as follows:

1.          Exchange of Existing Units for New Class B Units. Participant hereby exchanges his Existing Units for 3,000,000 Class B Units subject to the terms of the LLC Agreement and this Award Agreement.

2.          Amendment of Award Agreement. The Award Agreement is amended as follows:

a.           All references in the Award Agreement to Class C shall refer to Class B, including, but not limited to, “Class C Units” shall refer to “Class B Units,” “Class C Member” shall refer to “Class B Member.”

b.           Section 1 of the Award Agreement is amended as follows:

(i)          Section 1(a) of the Award Agreement is deleted in its entirety and replaced with the following, “The aggregate Profits Interest Hurdle is $0.00.”

(ii)         Section 1(d) of the Award Agreement is deleted in its entirety and replaced with the following, “As of May 16, 2014, Participant shall be deemed to have earned ten (10) Earned Redemption Quarters, which number shall increase as provided in the LLC Agreement.

c.           Sections 9(a)(ii) and 9(a)(iii) of the Award Agreement are deleted in their entirety and replaced with:

(ii)         Non-Competition. During the term of this Agreement, and for an additional period equal to one year after the termination of Participant’s Service with the Company for any reason other than Good Reason, unless mutually agreed otherwise by the Participant and the Company, Participant shall not, directly or indirectly, provide services in the capacity of a principal, agent, manager, owner, lender, investor, partner, officer, employee, consultant, or otherwise, to any entity that directly or indirectly competes with Company and Affiliates.

(iii)         Non-Solicitation. Participant shall not, during his Service with the Company and for an additional period equal to one year after the termination of Participant’s Service with the Company for any reason, either directly or indirectly: (a) directly or indirectly call on or solicit for similar services, or, encourage or take away any of the Company and Affiliates’ clients or potential clients about whom Participant became aware or with whom Participant had contact as a result of Participant’s Service with the Company, either for the benefit of Participant or for any other person or entity; or (b) directly or indirectly solicit, induce, recruit, or encourage any of the Company and Affiliates’ employees or contractors to leave the employ of the Company and Affiliates or cease providing services to the Company and Affiliates on behalf of the Participant or on behalf of any other person or entity; or (c) hire for himself or any other person or entity any employee or contractor who was employed or engaged by the Company and Affiliates within six months prior to the termination of Participant’s Service.

d.           Section 9(c) is deleted in its entirety and replaced with:

(c)          If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section is invalid or unenforceable, the parties agree that (i) the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, (ii) the parties shall request that the court exercise that power, and (iii) this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment or decision may be appealed. The Participant acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 9(d) would be inadequate and, therefore, agrees that the Company shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach.

e.           Section 9(d) is deleted in its entirety and replaced with:

(d)          Notwithstanding the definition of “Cause” in the LLC Agreement, with respect to Participant, “Cause” shall mean:

(a)          such Member's fraud or embezzlement;

(b)          any conviction of, or the entering of a plea of guilty or nolo contendere to, a financial crime that constitutes a felony (or any state-law equivalent) or that involves moral turpitude; and

(c)          any conviction of any other criminal act that has a material adverse effect on the property, operations, business or reputation of the Company or any of the Company Subsidiaries.

The Company shall bear the burden of proof in any legal proceeding with respect to any determination of Cause.

f.            Section 11 is deleted in its entirety and replaced with, “Reserved.”

3.          Ratification. Except as expressly amended and modified under this Amendment, the terms and provisions of the Award Agreement are hereby ratified and affirmed in their entirety.

4.          Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

5.          Counterparts; Headings. This Amendment may be signed in any number of counterparts each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Any such counterpart may be executed by facsimile transmission. Headings in this Amendment are for purposes of reference only and shall not limit or affect the meaning of the provisions hereof.

6.          Complete Agreement. This Amendment constitutes the entire agreement of the parties with respect to the amendment of the Agreement and all prior or contemporaneous agreements or understandings, verbal or written, with respect thereto are hereby superseded and merged herein.

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Amendment as of the date first written above.

MEDLEY LLC

By:	/s/ Seth Taube	/s/Jeffrey Tonkel
(Participant's Signature)

Name:	Seth Taube	Participant's Name and Address for notices:
Jeffrey Tonkel
7 Eldridge Court
Its:	Manager	New York, NY10580